EXHIBIT 99.1

Media Contact:                    Investor Relations Contact:
Evelyn Mitchell                    Dana Nolan
205-264-4551                        205-264-7040

Regions Financial Corp. Announces CCAR Results; Proposed capital actions include increasing dividend, $1.47 billion stock repurchase program

BIRMINGHAM, Ala. - June 28, 2017 - Today the Federal Reserve indicated to Regions Financial Corporation (NYSE:RF) that it does not object to the company’s capital plan and proposed capital actions for the third quarter of 2017 through the second quarter of 2018. The capital plan was submitted to the Federal Reserve as part of the Comprehensive Capital Analysis and Review (CCAR).

Regions’ capital plan included the repurchase of up to $1.47 billion of Regions’ common stock. Regions’ Board of Directors has authorized an equity repurchase program for up to this amount, beginning on July 1, 2017 and expiring on June 30, 2018. The timing and exact amount of common stock repurchased under the repurchase program is subject to the terms of Regions’ capital plan and will depend on various factors, including market conditions, Regions’ capital position and internal capital generation. The repurchase program does not include specific price targets; may be executed through open market purchases, accelerated share repurchase transactions or privately negotiated transactions, including utilizing Rule 10b5-1 programs; and may be suspended at any time.

The capital plan also included a proposed increase of Regions’ quarterly common stock dividend to $0.09 per common share.  This proposed dividend increase remains subject to approval by Regions’ Board of Directors and will be considered at its regularly scheduled meeting in July 2017.

“Over the course of several years, we've developed a robust capital planning process to ensure we have sufficient capital and liquidity to serve our clients in every business climate,” said Grayson Hall, chairman, president and CEO. “We are committed to increasing our return to shareholders while prudently allocating capital to strengthen organic growth, diversify revenues and increase efficiencies.”

Regions’ ongoing and robust capital planning process is designed to ensure the efficient use of capital while maintaining a long-term approach to capital allocation and distribution consistent with the company’s strategic priorities.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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